Exhibit 99.3
THE ORCHARD REPORTS 2007 NINE-MONTH REVENUE FOR THE ORCHARD ENTERPRISES SUBSIDIARY OF $18.7 MILLION, UP 87% FROM THE SAME PERIOD IN 2006
NEW YORK, Jan 28, 2008 (BUSINESS WIRE) — The Orchard (NASDAQ: ORCD) reported that its Orchard Enterprises Inc. subsidiary had revenues of $18.7 million for the nine months ended September 30, 2007, an increase of 87% over the same period in 2006, today in a Form 8-K/A filing with the Securities and Exchange Commission (SEC) to report financial information and presented pro-forma financial information in connection with its merger with Digital Music Group (which was completed in November 2007). The pro forma financial information included in the Form 8-K/A presents pro forma combined revenues of The Orchard Enterprises Inc. and Digital Music Group of $28.3 million for the nine months ended September 30, 2007.
The Orchard Enterprises Inc.’s gross profit was $5.2 million in the first nine months of 2007, an increase of 107% over the prior year and, on a percentage basis, gross margin increased to 27.7% of revenue as compared to 25.1% in the prior year. The Orchard Enterprises Inc.’s net loss for the first nine months of 2007 was $5.2 million (including non-cash charges of $1.6 million), compared to a net loss of $4.6 million in the nine months of 2006.
On November 13, 2007, The Orchard Enterprises Inc. merged with publicly-traded Digital Music Group, Inc. (formerly NASDAQ: DMGI). Digital Music Group, based in Sacramento, acquired and licensed music and video content and had also purchased San Francisco-based Digital Rights Agency in 2006, which it had continued to operate as a separate brand and business. Today’s Form 8-K/A filing follows an initial Form 8-K dated November 13, 2007 (submitted by Digital Music Group, Inc.) in order to provide certain financial information of The Orchard Enterprises Inc., previously a private company, and unaudited pro forma combined financial statements as required by Items 9.01 (a) and (b) of the Form 8-K regulations of the SEC. Because the merger was completed after the nine month 2007 period ended, Digital Music Group’s financials are not presented in this Form 8-K/A financial filing, but were reported in a Form 10-Q filed with the SEC on November 13, 2007.
Since the closing of the merger in November 2007, The Orchard has made substantial progress in integrating the operations of Digital Music Group and Digital Rights Agency. These businesses now operate under the single “Orchard” brand globally, and substantially all their music and video assets have been consolidated into the content management infrastructure of The Orchard. All operations and client service have effectively transitioned to The Orchard in New York. Management has executed an aggressive cost reduction and integration program in connection with this merger, and of the 33 employees employed by Digital Music Group at the time the merger was first announced, 8 remain employed as of this filing, and 2 are expected to be employed at the end of January 2008. The San Francisco office of Digital Rights Agency has been closed, and the Sacramento office of Digital Music Group is expected to be closed before the end of February.
“Our global team has achieved strong revenue growth during 2007, and our strategy as a media services provider is proving out in terms of gross margin accretion. Our label clients value the strength of our marketing and promotion capabilities, while at the same time, we continue to expand value-added services such as Brand Entertainment and placement of music for use in film, television and commercials,” said Greg Scholl, president and chief executive of The Orchard. “We have completed substantial investments in new product offerings and a proprietary content management, delivery, and analytics infrastructure to support our full track and mastertone music and video product verticals worldwide. We are confident that our current operating infrastructure can support continued strong revenue growth with minimal incremental cost.”
In March 2008, after the filing of the Company’s Form 10-K, a conference call will be scheduled and open to all interested participants for management to discuss audited results for the full year 2007 and key trends and initiatives in the context of the quickly-evolving digital media industry. The Orchard has been invited to the 20th ROTH Annual OC Growth Stock Conference (presented by ROTH Capital Partners) at The Ritz Carlton in Laguna Niguel, CA and Mr. Scholl will present on February 21, 2008.
The Company currently has approximately 6.0 million common shares outstanding and approximately 7.7 million shares on a fully diluted basis.

Investors are encouraged to read the entire Form 8-K/A filing at http://www.sec.gov as well as all previous public filings by Digital Music Group, Inc., the registrant.
About The Orchard
The Orchard (NASDAQ: ORCD), a global leader in digital media services, controls and distributes more than one million songs and over 4,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix) and mobile carriers (e.g. Verizon, Vodafone, Bell Canada, Moderati, 3) worldwide. With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence.
The Orchard is the trade name for Digital Music Group, Inc (DMGI), the registrant. On November 13, 2007, The Orchard Enterprises Inc. became a wholly-owned subsidiary of DMGI. The Orchard is a registered trademark and The Orchard logo is a service mark of The Orchard Enterprises Inc. All Rights Reserved.
Forward Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance, such as expectations of revenue growth, margin accretion, the expansion of our value-added services, new product uptake, successful integration of acquired businesses, cost containment and other matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and the Company undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of the Company’s control. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and the Proxy Statement on Schedule 14A filed with the SEC on October 10, 2007.
SOURCE: The Orchard
Investor Relations Contact:

Jeff Nimerofsky
P 212-201-9244
E jeff@theorchard.com
Press Contacts
USA
Axis Marketing/PR
Sarah Miller, +1 310-276-2220
smiller@axismarketingpr.com
Europe
Simon Lait, + 44 (0)1832 720 292
m. + 44 (0)7785 596 593
simon@theorchard.com